Exhibit 99.1

Stemtech Corporation and Seacret Direct / Viago Execute Merger Agreement

NAPLES, FL / ACCESSWIRE / December 4, 2024 – Stemtech Corporation (OTCQB: STEK) is pleased to announce the merger agreement with Seacret Direct / VIÁGO, progressing their plan to establish a global leadership position in defining the future of lifestyle, health and longevity. The transaction will be completed through the issuance of 13 million preferred shares with a stated value of $2.50 per share.

Stemtech Corporation (“Company”) and Seacret have signed the agreement to complete the previously announced merger. The completion of this transaction remains subject conditions, including the audit of Seacret Direct / VIÁGO, consents and authorizations of the preferred stock and other customary conditions.

This transaction marks a pivotal milestone in the Company’s evolution, expected to double the Stemtech revenue, in combination. The merger creates a vertically integrated powerhouse poised to lead and redefine health, longevity, and lifestyle for a public that demands smarter, more comprehensive solutions to improving quality of daily life. Highlighting a consolidated revenue forecast of double or more for 2025 with planned cost synergies, the merger is set to deliver positive bottom-line results through optimization and existing growth trajectories alone.

The Company will focus effort to accelerate its global growth already advancing through VIÁGO’s aggressive brand campaign and streamlined membership offer to avail Stemtech’s products to a growing savvy member base in addition to leading development of regionalized versioning of benefits to maximize customer value and appeal and referral virality.

Laying the foundation for and expanding the conglomerate portfolio, the Company will focus its attention on expanding its business to address the needs and desires of everyday people wanting to experience life better, longer.

Additional information about the transaction is provided in the Company’s 8-K filing with the SEC.

Link: https://www.otcmarkets.com/filing/html?id=18022046&guid=4rY-keIcGgzLh3h

ABOUT VIAGO

VIÁGO is a lifestyle membership company entirely focused on amplifying the quality of life for everyone, with expertly curated vacation experiences, every-day wholesale travel, dining, theme park, concert and entertainment benefits, telemedicine and healthcare benefits, a member marketplace with world-class skin care and nutrition products. All of this through a single, simple membership model called CLUB VIÁGO, providing the highest standard of quality assurance and value for members every day, everywhere. VIÁGO is expanding rapidly while increasing benefits and localizing its offering to become a brand synonymous with living LIFE AMPLIFIED.

ABOUT STEMTECH

Stemtech Corporation, a leading stemceutical™ company was founded on April 18, 2018, after acquiring the operations from its predecessor Stemtech International, Inc., which was established in 2005. From 2010 through 2015, Stemtech International, Inc., was recognized four separate times on the Inc. 5000 Fastest-Growing Companies list. In August 2021, Stemtech became a publicly traded company “STEK”. Stemtech is well positioned as the pioneer in stem cell nutrition, oral and skin care products, to increase sales in the wellness industry.

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FORWARD LOOKING STATEMENTS

This announcement contains forward-looking statements within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements identified by words such as "believes," “will,” "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects," “forecast” and similar expressions. The statements in this release are based upon the current beliefs and expectations of our company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, results of clinical trials and/or other studies, the challenges inherent in new product development initiatives, the effect of any competitive products, our ability to license and protect our intellectual property, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and/or regulation, potential litigation by or against us, any governmental review of our products or practices, as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our annual report on Form 10-K filed on July 16, 2024 and our most recent 10-Q Report filed on November 19, 2024. We undertake no duty to update any forward-looking statement, or any information contained in this press release or in other public disclosures at any time. Finally, the investing public is reminded that the only announcements or information about Stemtech Corporation which are condoned by the Company must emanate from the Company itself and bear our name as its Source.

Investor Relations:

Gabriel Rodriguez

Email: erelationsgroup@gmail.com

Phone: +1 623-261-9046

Stemtech Corporation & Viago

Phone:+1 954-715-6000 ext 1040

Email: invrel@stemtech.com

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